Exhibit 2.1

AMENDMENT NO. 1 TO

PURCHASE AGREEMENT

     THIS AMENDMENT NO. 1 TO THE PURCHASE AGREEMENT (this “Amendment”), dated as of May 25, 2005, is by and between MELLON FINANCIAL CORPORATION, a Pennsylvania corporation (“Seller”), MELLON CONSULTANTS EUROPEAN HOLDINGS LIMITED, an indirect wholly-owned subsidiary of Mellon and a corporation formed under the Companies Act 1985 by The Registrar of Companies for England and Wales (“UK Seller”, and together with Seller, hereinafter referred to as the “Sellers”), AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation (“Buyer”), ACS BUSINESS PROCESS SOLUTIONS LIMITED, an indirect wholly-owned subsidiary of Buyer (“UK Buyer”) and AFFILIATED COMPUTER SERVICES OF GERMANY GMBH, an indirect wholly-owned subsidiary of Buyer (“German Buyer”, and together with Buyer and UK Buyer, hereinafter referred to as the “Buyers”).

R E C I T A L S

     WHEREAS, the Buyers and the Sellers are parties to that certain Purchase Agreement, dated as of March 15, 2005 (the “Purchase Agreement”); and

     WHEREAS, the Buyers and the Sellers desire to amend the Purchase Agreement; and

     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Purchase Agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants herein and intending to be legally bound, the Buyers and the Sellers do hereby agree as follows:

     1. Section 2.2 of the Purchase Agreement is hereby amended to:

(a) delete the phrase “Four Hundred Forty-Five million dollars ($445,000,000)” in the first sentence of such Section and replace it with the phrase “Four Hundred and Five million dollars ($405,000,000)”; and

(b) delete clause (i) of the second sentence of such Section in its entirety and replace it with the following:

“(i) the Buyer shall pay the Seller an amount equal to Three Hundred Fifty-Four million Five Hundred thousand dollars ($354,500,000) plus interest thereon as set forth above for the Shares,”

     2. Section 3.2 of the Purchase Agreement is amended by adding the following subsection (q):

“(q) Evidence of the funding of the Employee’s Voluntary Association of Buck Consultants, Inc., EIN [redacted] (the “VEBA Trust”), and its related New York Citibank accounts numbered [redacted] (the “VEBA Account”) and [redacted] (the “Terminated Flex Account”) in an amount which results in the aggregate amount in the VEBA Trust after such funding being two million dollars ($2,000,000) (it being understood that the aggregate amount of the assets in such VEBA Trust and its related accounts, including the amounts held in such accounts under the VEBA Trust prior to the funding contemplated by this Section 3.2(q), shall not be included in or change the Effective Time Balance Sheet or the Effective Time Net Equity).”

     3. The Purchase Agreement is hereby amended to add a new Section 6.18 thereto to read as follows:

Section 6.18. Dividend by UK Seller. Seller acknowledges that in 2002 the amount of £978,000 was paid by Buck Consultants GmbH to Mellon Consultants LLC (“Mellon Consultants”) which may have been deemed to be a dividend paid by UK Seller to Mellon Consultants in excess of its distributable reserves. Seller hereby agrees with Buyer that Seller will procure that UK Seller does not take any action to attempt to recover such payment. In addition, each of Seller and UK Seller waives any and all claims it may have in connection with the payment of such amount.

     4. The Purchase Agreement is hereby amended to add a new Section 7.8 thereto to read as follows:

“7.8 After the Closing Date, Seller and its Affiliates (other than the Company and the Subsidiaries) shall assign to the Company and the Subsidiaries any Contract related solely to the Business that is in the name of Seller or its Affiliates (other than the Company and the Subsidiaries) that has not previously been assigned to the Company or one of the Subsidiaries and such assignment will be pursuant to documentation in the form and substance reasonably acceptable to Buyer and Seller. To the extent any such Contract requires Approval of any Person, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain any such Approval necessary to assign such Contracts to the Company or one of the Subsidiaries.”

     5. The Purchase Agreement is hereby amended:

(a) to add a new Section 12.1(i) thereto to read as follows:

(i) any pre-Effective Time unreconciled differences between or among any clearing account, trust account and/or customer account balances maintained, administered or monitored by the Company or a third party in connection with the Company’s defined contribution and defined benefit business lines; provided that Seller’s aggregate liability under this Section 12.1(i) shall not exceed $15 million (less any reserves that were specifically allocated to such Losses on the Effective Time Balance Sheet);

(b) to amend the first sentence of Section 12.4(b) thereof to add the term “and

(i)” after the term “Sections 12.1(a)”;

(c) to amend the third sentence of Section 12.4(b) thereof (i) to delete the term “Sections 12.1(a) and (c)” and replace it with the term “Sections 12.1(a), 12.1(c)” and (ii) to add after the term “(Employee Benefits))” the term “and 12.1(i)”; and

(d) to amend the first sentence of Section 12.4(d)(ii) thereof to add after the term “at the Closing,” the term “and with respect to 12.1(i)”.

     6. The Seller’s Disclosure Schedule is hereby amended by replacing the Balance Sheet as of December 31, 2004 included as a part of Section 4.8 of Seller’s Disclosure Schedule with the document attached hereto as Schedule 1.

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     IN WITNESS WHEREOF, Seller, UK Seller, Buyer, UK Buyer and German Buyer have caused this Amendment to be executed by its duly authorized representatives as of the date first written above.

MELLON FINANCIAL CORPORATION
By:	/s/ BARRIE H. ATHOL
	Name:	Barrie H. Athol
	Title:	Attorney-in-Fact

MELLON CONSULTANTS EUROPEAN HOLDINGS LIMITED
By:	/s/ BARRIE H. ATHOL
	Name:	Barrie H. Athol
	Title:	Attorney-in-Fact

AFFILIATED COMPUTER SERVICES, INC.
By:	/s/ JOHN REXFORD
	Name:	John Rexford
	Title:	Executive Vice President

ACS BUSINESS PROCESS SOLUTIONS LIMITED
By:	/s/ JOHN REXFORD
	Name:	John Rexford
	Title:	Under power of attorney dated March 14, 2005

AFFILIATED COMPUTER SERVICES OF GERMANY GMBH
By:	/s/ JOHN REXFORD
	Name:	John Rexford
	Title:	Under power of attorney dated March 14, 2005